UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Veeco Instruments Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This revised Schedule 14A is being filed to correct certain HTML coding errors in the prior version filed on March 27, 2008 which caused certain tables in the prior version to appear improperly at certain screen resolution settings.  Aside from the HTML coding corrections, this Schedule 14A is identical to the prior version.  No substantive changes were made and the printed version mailed to stockholders was not affected by the HTML coding errors.

VEECO INSTRUMENTS INC.

Terminal Drive

Plainview, NY  11803

NOTICE OF ANNUAL MEETING

Dear Veeco Stockholder:

On Friday, May 2, 2008, Veeco Instruments Inc. will hold its 2008 Annual Meeting of Stockholders at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York.  The meeting will begin at 9:30 a.m.  At the meeting, we will consider:

1.             Election of three directors;

2.             Ratification of the appointment of our independent registered public accounting firm for fiscal year 2008; and

3.             Any other business properly presented at the meeting.

Only stockholders who own stock at the close of business on March 7, 2008 can vote at this meeting or any adjournments that may take place.  For ten days prior to the annual meeting, a list of these stockholders will be available for inspection at our principal executive offices, Terminal Drive, Plainview, NY 11803.  A stockholder may examine the list for any legally valid purpose related to the meeting.

Your Board of Directors recommends that you vote “FOR” each of the listed nominees for Director and “FOR” proposal 2 above, which proposals are further described in this proxy statement.  This proxy statement also outlines the corporate governance practices at Veeco, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendations to the Board regarding our 2007 financial statements.  We encourage you to read these materials carefully.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

The approximate date of mailing for this proxy statement and card as well as a copy of Veeco’s 2007 Annual Report is March 27, 2008.  For more information about Veeco, please visit our website at www.veeco.com.

By order of the Board of Directors,

John F. Rein, Jr.

Executive Vice President, Chief Financial Officer

and Secretary

March 27, 2008

PROXY STATEMENT

TABLE OF CONTENTS

QUESTIONS AND ANSWERS
Q1.	Who is entitled to vote?
Q2.	How can I vote if I own shares directly?
Q3.	How can I vote if my shares are held through a brokerage, bank or similar organization?
Q4.	Can my broker vote my shares if I do not instruct him or her how to vote?
Q5.	What if I return a proxy card but do not make specific choices?
Q6.	How do I revoke or change my vote?
Q7.	What is a “quorum”?
Q8.	How many votes are needed to approve each proposal?
Q9.	How will voting on any other business be conducted?
Q10.	Who will count the vote?
Q11.	How can I find out the results of the voting at the Annual Meeting?
Q12.	Who can attend the Annual Meeting?
Q13.	What does it mean if I get more than one proxy or vote instruction card?
Q14.	If I received multiple copies of the proxy statement and annual report at my residence, what do I need to do to receive only one copy?
Q15.	What should I do if I would like additional copies of the proxy statement and annual report?
Q16.	When are the stockholder proposals for the 2009 Annual Meeting due?
Q17.	What is Veeco’s process for nominating director candidates?
Q18.	Can a stockholder nominate someone to be a director of Veeco?
Q19.	How can stockholders communicate with Veeco’s Directors?
Q20.	How much will this proxy solicitation cost?
Q21.	Who is soliciting my vote?

CORPORATE GOVERNANCE
Corporate Governance Policies and Practices
Independence of the Board of Directors
Board Meetings and Committees
Compensation of Directors
Certain Contractual Arrangements with Directors and Executive Officers
Certain Relationships and Related Transactions

PROPOSALS ON WHICH YOU MAY VOTE
Proposal 1 - Election of Directors
Members of the Board of Directors
Proposal 2 - Ratification of Appointment of Ernst & Young LLP
Audit Committee Report

EXECUTIVE COMPENSATION
Executive Officers
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year End
Option Exercises and Stock Vested During 2007
Equity Compensation Plan Information
Potential Payments Upon Termination or Change-in-Control
Compensation Discussion and Analysis
Compensation Committee Report

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Section 16(a) Reporting Compliance

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q1.         Who is entitled to vote?

You may vote if our records show that you owned shares of Veeco Instruments Inc. common stock on March 7, 2008, the record date for the meeting.  At such time, 31,876,601 shares of Veeco common stock were issued and outstanding.  You are entitled to one vote for each share that you own.

Q2.         How can I vote if I own shares directly?

If your shares are registered directly in your name with our transfer agent, then you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you.  Stockholders of record may vote by (1) marking, signing, dating and mailing each proxy card in the envelope provided or (2) attending the meeting and voting in person.

Q3.         How can I vote if my shares are held through a brokerage, bank or similar organization?

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or similar organization), you are considered the beneficial holder of such shares and these proxy materials are being forwarded to you by such organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares in your account.  If you do not give instructions to the record holder on how to vote, the record holder will be entitled to vote your shares in its discretion.  Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted.  If you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the stockholder of record.

Q4.         Can my broker vote my shares if I do not instruct him or her how to vote?

Yes.  If you are a beneficial owner of shares and you do not give instructions to your record holder, the record holder will be entitled to vote your shares in its discretion on discretionary items.  Proposals 1 and 2 are considered to be discretionary items.  Discretionary items are items considered routine.

Q5.         What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your Veeco shares will be voted “FOR” the election of all three nominees for director and “FOR” the ratification of the selection of Ernst & Young LLP as Veeco’s independent registered public accounting firm for the fiscal year ending December 31, 2008.  If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card ) will vote your shares using his best judgment.

Q6.         How do I revoke or change my vote?

If you are a stockholder of record, you may revoke or change your vote by:

(1) notifying Veeco’s transfer agent, American Stock Transfer and Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, NY  11219, in writing at any time before the meeting;

(2) submitting a later-dated proxy; or

(3) voting in person at the meeting.

The latest-dated, timely, properly completed proxy that you submit will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

If your shares are held in street name, consult the voting instructions provided by the organization holding your shares or contact such organization for instructions on how to revoke or change your vote.

Q7.         What is a “quorum”?

A “quorum” is a majority of the outstanding shares present at the meeting or represented by proxy.  There must be a quorum for the meeting to be held.  If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.  In addition, shares represented by proxies designated as broker non-votes will be counted for purposes of determining a quorum.

Abstentions:  Abstentions are not counted in the tally of votes FOR or AGAINST a proposal.  A WITHHELD vote is the same as an abstention.  Abstentions and withheld votes are counted as shares present and entitled to be voted.

Broker Non-Votes:  Broker non-votes occur when shares held by a broker or other nominee are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder, and (2) the broker lacks the authority to vote the shares at his/her discretion.  Broker non-votes are not counted in the tally of votes FOR or AGAINST a proposal but are counted as shares present and entitled to be voted.

Q8.         How many votes are needed to approve each proposal?

Directors are elected by a plurality of the votes cast at the meeting.  The three nominees receiving the most “FOR” votes among votes properly cast at the meeting will be elected.  Veeco’s Bylaws provide that corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of the stockholders at which a quorum is present.  Therefore, to be approved, Proposal 2 must receive a “FOR” vote from a majority of the Veeco shares represented at the meeting.

Q9.         How will voting on any other business be conducted?

Although we do not know of any business to be considered at the 2008 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy or vote instruction card gives authority to John R. Peeler, Veeco’s Chief Executive Officer, and John F. Rein, Jr., Veeco’s Executive Vice President, Chief Financial Officer and Secretary, to vote on such matters at their discretion.

Q10.       Who will count the vote?

A representative of American Stock Transfer and Trust Company, Veeco’s transfer agent, will count the vote and act as the inspector of election.

Q11.       How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  Final voting results will be published in Veeco’s quarterly report on Form 10-Q for the second quarter of 2008.

Q12.       Who can attend the Annual Meeting?

All stockholders who owned shares on March 7, 2008 may attend.

Q13.       What does it mean if I get more than one proxy or vote instruction card?

If your shares are registered in more than one name or in more than one account, you will receive more than one card.  Please complete and return all of the proxy or vote instruction cards you receive to ensure that all of your shares are voted.

Q14.       If I received multiple copies of the proxy statement and annual report at my residence, what do I need to do to receive only one copy?

With your consent and the consent of other shareholders in your household, we may send one set of the proxy statement and annual report to a household where two or more Veeco stockholders reside if we believe they are members of the same family.  Each consenting stockholder would continue to receive a separate notice of annual meeting and proxy card.  This procedure, referred to as “householding,” would reduce the volume of duplicate information you receive, and would also reduce the Company’s printing and mailing costs.  If you are an eligible stockholder and would like to receive only one copy of the proxy statement and annual report, please contact the Company by sending a written request to the Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803 or by calling 516-677-0200.  Your consent will remain in effect until Veeco receives contrary instructions from you or other shareholders in your household.  Should you revoke your consent, Veeco will begin sending individual copies of the annual report and proxy statement to you within thirty (30) days of your revocation.  Also, if you would like to obtain a separate copy of the annual report or proxy statement, you may direct your request to the address above, or you may call 516-677-0200.  If you hold your shares in street name, please contact your broker.

Q15.       I have Veeco shares that are held in street name, as do others in my household.  We received only one copy of the proxy statement and annual report.  What should I do if I would like additional copies of these materials?

Some brokerage firms have instituted “householding” in connection with the delivery of annual reports and proxy statements (see the answer to Question 14).  If your family holds Veeco shares in multiple brokerage accounts, you may have previously received “householding” notification from your broker or bank.  If you wish to revoke your decision to household and thereby receive multiple proxy statements and annual reports, please contact your broker directly.  If any shareholder residing at the same address would like additional copies of the proxy statement and annual report, please contact your broker or bank, or you may contact the Company by sending a written request to the Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803 or by calling 516-677-0200.

Q16.       When are stockholder proposals for the 2009 Annual Meeting due?

To be considered for inclusion in next year’s proxy statement, all stockholder proposals must be submitted in writing to the Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803 by November 27, 2008.

Additionally, Veeco’s advance notice bylaw provisions require that any stockholder proposal to be presented from the floor of the 2009 Annual Meeting must be submitted in writing to Secretary, at the above address, by February 2, 2009, and must be accompanied by:

•	the name, residence and business address of the proposing stockholder;
•	a representation that the stockholder is a record holder of Veeco stock or holds Veeco stock through a broker and the number of shares held;
•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;
•	any material interest of the stockholder in such business; and
•	a representation that the stockholder intends to appear in person or by proxy at the 2009 Annual Meeting to present the proposal.

A proposal may be presented from the floor only after the chairman of the meeting has determined that it is a proper matter for consideration under our bylaws.

Q17.       What is Veeco’s process for nominating director candidates?

Veeco’s Board of Directors is currently comprised of ten directors divided into three classes of Directors serving staggered three-year terms.  Dr. Low, having reached 75 years of age before the date of the Annual Meeting, will not stand for re-election in accordance with the Company’s Corporate Governance Guidelines.  These guidelines provide that, in general, the Board believes that 75 is an appropriate retirement age for outside directors and will not nominate directors for re-election who are beyond 75 years of age.  The Board has determined to reduce the size of the Board from ten to nine directors following Dr. Low’s retirement.  As a result, the number of directors following the Annual Meeting will be nine.  One-third of Veeco’s directors are elected each year by its stockholders at the annual meeting of stockholders.  The Board of Directors is responsible for filling vacancies that may occur on the Board at any time during the year and for nominating director nominees to stand for election at the annual meeting of stockholders.  The Nominating and Governance Committee of the Board of Directors reviews all potential director candidates, and recommends potential director candidates to the full Board.  Director candidates may be identified by current directors of the Company, as well as by stockholders.  The Nominating and Governance Committee is comprised entirely of independent directors, as defined by Nasdaq.  In evaluating candidates, the Nominating and Governance Committee will consider the criteria and qualifications set forth in the committee’s charter, which qualifications include personal integrity and honesty, sound business judgment, independence, background and business experience, willingness and capability to actively participate in Board and committee activities and potential conflicts of interest, as well as the factors described under “Director Qualification Standards” in Veeco’s Corporate Governance Guidelines.  In any particular situation, the committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.  The full Board reviews and has final approval authority on all potential director candidates being recommended to the stockholders for election.  The evaluation process for candidates recommended by stockholders is the same as for candidates from any other source.  See the answer to Question 18 below regarding the process for stockholder nominations of director candidates.

Q18.       Can a stockholder nominate someone to be a director of Veeco?

As a stockholder, you may recommend any person as a nominee for director of Veeco for consideration by the Nominating and Governance Committee by submitting the name and supporting information in writing to the Nominating and Governance Committee of the Board of Directors, c/o Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803.  The recommending stockholder must meet the eligibility requirements for submitting a stockholder proposal for inclusion in that proxy statement, a written recommendation must be received by Veeco by November 27, 2008 and the written recommendation must contain the following:

•      The candidate’s name, age, address, principal occupation or employment, the number of shares of Common Stock such candidate beneficially owns, a brief description of any direct or indirect relationships with the Company, and the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director;

•      A signed consent of the nominee to cooperate with reasonable background checks, requests for information and personal interviews and to serve as a director, if elected; and

•      A description of all relationships or arrangements between the recommending stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made, as well as a list of all other companies that the stockholder has recommended the candidate to for election as a director in that year.

Q19.       How can stockholders communicate with Veeco’s Directors?

Stockholders may address communications to one or more members of the Board (other than sales or employment-related communications) by letter addressed to the Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803.  The Secretary will forward copies of all letters (other than sales or employment-related communications) to each Board member to whom they are addressed.

Q20.       How much will this proxy solicitation cost?

Laurel Hill Advisory Group, LLC was hired by Veeco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $5,500, plus reimbursement of out-of-pocket expenses.  The expense of soliciting proxies will be borne by Veeco. In addition, Veeco may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.  Laurel Hill may contact stockholders by mail, telephone, fax and personal interviews.  Veeco has agreed to indemnify Laurel Hill against certain liabilities and expenses in connection with such solicitation, including liabilities under the federal securities laws.  Some personal solicitations also may be made by directors, officers and employees of Veeco without special compensation, other than reimbursement for expenses.

Q21.       Who is soliciting my vote?

Your vote is being solicited by the Board of Directors of Veeco Instruments Inc. for the 2008 Annual Meeting of Stockholders to be held on Friday, May 2, 2008 at 9:30 a.m.

CORPORATE GOVERNANCE

Veeco’s Board of Directors and management are committed to responsible corporate governance to ensure that Veeco is managed for the long-term benefit of its stockholders.  To that end, the Board of Directors and management periodically review and update, as appropriate, Veeco’s corporate governance policies and practices.  In doing so, the Board and management review published guidelines and recommendations of institutional stockholder organizations and current best practices of similarly situated public companies.  The Board and management also regularly evaluate and, when appropriate, revise Veeco’s corporate governance policies and practices in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market, Inc. (“Nasdaq”).

Corporate Governance Policies and Practices

Veeco has instituted a variety of policies and practices to foster and maintain corporate governance, including the following:

Corporate Governance Guidelines - Veeco adheres to written Corporate Governance Guidelines, adopted by the Board and reviewed by the Nominating and Governance Committee from time to time.  The Corporate Governance Guidelines relate to director qualifications, conflicts of interest, succession planning, periodic board and committee self-assessment and other governance matters.

Code of Business Conduct - Veeco maintains written standards of business conduct applicable to all of its employees worldwide.

Code of Ethics for Senior Officers - Veeco maintains a Code of Ethics that applies to its Chief Executive Officer, President, Chief Financial Officer and Chief Accounting Officer.

Director Education Policy - Veeco has adopted a written policy under which it encourages directors to attend, and provides reimbursement for the cost of attending, director education programs.  During the past three years, a majority of the Board has attended one or more director education programs accredited by Institutional Shareholder Services.

Disclosure Policy - Veeco maintains a written policy that applies to all of its employees with regard to the dissemination of information.

Board Committee Charters - Each of Veeco’s Audit, Compensation, and Nominating and Governance Committee has a written charter adopted by Veeco’s Board that establishes practices and procedures for each committee in accordance with applicable corporate governance rules and regulations.

Copies of each of these documents can be found on the Company’s website (www.veeco.com) via the Investors page.  Veeco has agreed to adopt certain changes to its Corporate Governance Guidelines to be effective upon final settlement of the shareholder derivative action described in our Annual Report on Form 10-K for the year ended December 31, 2007 under Item 3 - Legal Proceedings.  It is expected that the final settlement will occur during the first half of 2008.  Veeco’s website will be updated to reflect the new Corporate Governance Guidelines once they are effective.

Independence of the Board of Directors

Veeco’s Corporate Governance Guidelines provide that at least a majority of the Board of Directors must be independent in accordance with the Nasdaq listing standards.  In addition, service on other boards must be consistent with Veeco’s conflict of interest policy and the nature and time involved in such service is reviewed when evaluating suitability of individual directors for election.

Independence of Current Directors.  Veeco’s Board of Directors has determined that all of the directors are independent directors within the meaning of the applicable Nasdaq listing standards, except Mr. Peeler, the Company’s Chief Executive Officer, and Mr. Braun, the Company’s Chairman.

Independence of Committee Members.  All members of each of Veeco’s  committees are required to be and are independent in accordance with the Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation.  During 2007, none of Veeco’s executive officers served on the board of directors of any entity whose executive officers served on Veeco’s Compensation Committee.  No current or past executive officers of Veeco serve on our Compensation Committee.  During 2007, the members of our Compensation Committee were Messrs. D’Amore, Low (Chairman) and McDaniel.

Board Access to Independent Advisors.  The Board members have full and free access to officers and employees of Veeco and are free to retain independent legal, financial or other advisors as the Board or a Committee deems necessary.

Director Resignation Upon Change in Employment.  The Corporate Governance Guidelines provide that a director shall submit his resignation if he changes his principal employment from what it was when he was elected as a director or undergoes a change affecting his qualification as a director.  Upon such submission, the Board of Directors determines whether to accept or reject the resignation.

Board Meetings and Committees

During 2007, Veeco’s Board of Directors held eight meetings.  Each current Director attended at least 75% of the meetings of the Board of Directors and Board committees on which such Director served during 2007.  It is the policy of the Board to hold executive sessions of the independent directors meeting without management at every regular quarterly board meeting and as requested by a director.  Mr. Pfister, who has been designated as Lead Director, presides over these executive sessions.  All members of the Board are welcome to attend the Annual Meeting of Stockholders.  In 2007, Mr. Braun was the only director who attended the Annual Meeting of Stockholders.  The Board has established the following standing committees:  an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee.  The Audit Committee reviews the scope and results of the audit and other services provided by Veeco’s independent registered public accounting firm.  The Audit Committee currently consists of Messrs. Elftmann, Fridrich, Pfister (Chairman) and Simone.  The Board has determined that all members of the Audit Committee are financially literate as that term is currently defined by Nasdaq and by applicable SEC rules.  The Board of Directors has determined that each of Messrs. Elftmann, Pfister and Simone may be considered an “audit committee financial expert” as defined by applicable SEC rules.  During 2007, the Audit Committee met fourteen times.

Compensation Committee.  The Compensation Committee sets the compensation levels of senior management and administers Veeco’s stock incentive plans and employee stock purchase plan.  All members of the Compensation Committee are (x) “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and (y) “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).  None of the members of the Compensation Committee have interlocking relationships as defined by the SEC.  The Compensation Committee currently consists of Messrs. D’Amore, Low (Chairman) and McDaniel.  During 2007, the Compensation Committee met fourteen times.

Nominating and Governance Committee.  The Company’s Nominating and Governance Committee addresses Board organizational issues and develops and reviews corporate governance principles applicable to Veeco.  In addition, the committee searches for persons qualified to serve on the Board of Directors and makes recommendations to the Board of Directors with respect thereto.  The Nominating and Governance Committee currently consists of Messrs. Kingsley (Chairman), Low and McDaniel.  During 2007, the Nominating and Governance Committee met three times.

Succession Planning Committee.  On November 22, 2006, Veeco announced that Mr. Braun, then Veeco’s Chairman and Chief Executive Officer, planned to transition from his then current role to the position of Chairman in 2007 and that Veeco’s Board had formed a Succession Planning Committee to search for and select a new Chief Executive Officer.  The Succession Planning Committee was comprised of Messrs. D’Amore, Fridrich, Low and McDaniel (Chairman).  On July 1, 2007, Mr. Peeler joined the Company as Chief Executive Officer.  In January 2008, the Board determined that the Succession Planning Committee had fulfilled its responsibilities and that the Compensation Committee would assume the responsibilities of that committee.  During 2007, the Succession Planning Committee met seven times.

Strategic Planning Committee.  In January 2008, the Board approved the formation of a committee to oversee the Company’s strategic planning process.  The Board designated Messrs. D’Amore, McDaniel (Chairman) and Pfister as members of the committee.

Compensation of Directors

Members of the Board of Directors who are not employees of Veeco receive a retainer of $5,000 per quarter, plus additional retainers of $1,250 per quarter for the chairman of the Compensation Committee and the chairman of the Nominating and Governance Committee, $3,000 per quarter for the chairman of the Audit Committee, and $2,500 per quarter for the Lead Director.  In addition, during the first two quarters of 2007, the chairman of the Succession Planning Committee received a retainer of $5,000 per quarter and each member of the Succession Planning Committee (other than the chairman) received a retainer of $3,000 per quarter.  In addition, non-employee Directors receive a fee of $2,000 for attending each board, committee or stockholder meeting held in person and $1,000 for participating in each board or committee meeting held by conference call.  Pursuant to the Company’s 2000 Stock Incentive Plan, during 2007 each non-employee Director received an automatic annual grant of 5,000 shares of restricted stock.  The restrictions on these shares lapse on the first anniversary of the date of grant.  Directors who are employees, such as Mr. Braun and Mr. Peeler, do not receive compensation for serving as Directors or for attending board, committee or stockholder meetings.

The following table provides information on compensation awarded or paid to the non-employee directors of Veeco for the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Richard A. D’Amore	62,000	107,661	169,661
Joel A. Elftmann	52,000	107,661	159,661
Heinz K. Fridrich	64,000	107,661	171,661
Douglas A. Kingsley	37,250	107,661	144,911
Paul R. Low	70,250	107,661	177,911
Roger D. McDaniel	73,000	107,661	180,661
Irwin H. Pfister	74,000	107,661	181,661
Peter J. Simone	50,000	107,661	157,661

(1)   Represents quarterly retainers and meeting fees paid during 2007.  Includes payments made in 2007 for attendance at certain meetings held at the end of 2006.  Does not include payments for attendance at certain meetings held at the end of 2007 for which payments were made in 2008.

(2)   Reflects awards of 5,000 shares of restricted stock to each director on each of May 8, 2006 and May 7, 2007, which awards will vest over a one-year service period.  In accordance with SEC rules and Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” (“FAS 123(R)”), the amounts shown reflect the value of each award amortized over the portion of the service period which lapsed during the year.  The grant date fair value of the award to each director in 2006 was $27.12 per share or $135,600, and in 2007 was $18.50 per share or $92,500.

(3)   As of December 31, 2007, there were outstanding the following aggregate number of stock awards and option awards held by each non-employee director of the Company:

Outstanding Equity Awards at Fiscal Year End
Name	Stock Awards (#)	Option Awards (#)
Richard A. D’Amore	10,000	65,000
Joel A. Elftmann	10,000	65,000
Heinz K. Fridrich	10,000	65,000
Douglas A. Kingsley	10,000	48,667
Paul R. Low	10,000	65,000
Roger D. McDaniel	10,000	51,000
Irwin H. Pfister	10,000	65,000
Peter J. Simone	10,000	20,000

Certain Contractual Arrangements With Directors and Executive Officers

Veeco has entered into indemnification agreements with each of its directors, executive officers and certain senior officers and anticipates that it will enter into similar agreements with any future directors and executive officers.  Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director or executive officer.  The indemnification agreements provide that Veeco will indemnify such persons against certain liabilities that may arise by reason of their status or service as a director or executive officer of the Company and that the Company will advance expenses incurred as a result of proceedings against them as to which they may be indemnified.  Under the indemnification agreements, a director or executive officer will receive indemnification if he or she is found to have acted in good faith and in a manner he or she reasonably believed to be or not opposed to the best interests of Veeco and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Certain Relationships and Related Transactions

Pursuant to its charter, the Company’s Audit Committee, or one or more of its members with delegated authority, shall review and, if appropriate, approve all proposed related party transactions.  For this purpose, “related party transactions” are defined as those transactions required to be disclosed as such pursuant to applicable SEC and Nasdaq rules.  During 2007, there were no such transactions.

PROPOSAL 1

ELECTION OF DIRECTORS

Veeco’s Certificate of Incorporation provides for a Board of Directors elected by Stockholders which is divided into three classes of Directors serving staggered terms.  Currently, the Board of Directors is comprised of ten members, consisting of three Class I Directors, four Class II Directors and three Class III Directors.  Dr. Low, currently a Class II director, having reached 75 years of age before the date of the Annual Meeting, will not stand for re-election in accordance with the Company’s Corporate Governance Guidelines.  These guidelines provide that, in general, the Board believes that 75 is an appropriate retirement age for outside directors and will not nominate directors for re-election who are beyond 75 years of age.  The Board has determined to reduce the size of the Board from ten to nine directors following Dr. Low’s retirement.  As a result, the number of directors following the Annual Meeting will be nine.  Each of the Class II Directors, other than Dr. Low, is up for re-election this year.

Based on the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following Directors for re-election, each of whom is currently a Class II Director:

Name	Nominated for Re-Election to:	For a Term Expiring at the Annual Meeting of Stockholders in:
Joel A. Elftmann	Class II	2011
John R. Peeler	Class II	2011
Peter J. Simone	Class II	2011

The following Directors will continue in their current positions for the term specified:

Name	Continuing in:	Term Expires at the Annual Meeting of Stockholders in:
Edward H. Braun	Class III	2009
Richard A. D’Amore	Class III	2009
Douglas A. Kingsley	Class III	2009
Heinz K. Fridrich	Class I	2010
Roger D. McDaniel	Class I	2010
Irwin H. Pfister	Class I	2010

Management does not contemplate that any of the nominees for Director will be unable to serve, but, if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons as the remaining members of the Board of Directors may recommend.

The Board of Directors recommends a vote FOR approval of the Director nominees named above.

MEMBERS OF THE BOARD OF DIRECTORS

The Directors of Veeco, and their ages, year they joined the Board and committee memberships as of March 27, 2008, are:

			Committee Membership
Name	Age	Director Since	Audit	Compen- sation	Nominating and Governance	Strategic Planning
Edward H. Braun	68	1990
Richard A. D’Amore	54	1990		X		X
Joel A. Elftmann	68	1994	X
Heinz K. Fridrich	75	1998	X
Douglas A. Kingsley	45	2000			Chair
Paul R. Low	75	1994		Chair	X
Roger D. McDaniel	69	1998		X	X	Chair
John R. Peeler	53	2007
Irwin H. Pfister (A)	63	1998	Chair			X
Peter J. Simone	60	2004	X

(A)          Mr. Pfister also serves as Lead Director.

Edward H. Braun has been Chairman of Veeco since July 2007.  Prior thereto, he was Chairman and Chief Executive Officer of Veeco since January 1990, and was also President of Veeco from January 1990 to May 2000 and from October 2000 to March 2003.  Prior to 1990, Mr. Braun served as Executive Vice President and Chief Operating Officer of Veeco’s predecessor.  Mr. Braun joined the predecessor in 1966 and held numerous positions with the predecessor, including Director of Marketing, General Manager and Chief Operating Officer.  Mr. Braun is a Director Emeritus of SEMI, Semiconductor Equipment and Materials International, a trade association, of which he was Chairman of the Board in 1993, a member of the Executive Advisory Council of IDEMA, the International Disk Drive and Materials Equipment Association, and a director of Cymer, Inc., a supplier of excimer laser light sources used in deep ultra-violet photolithography systems.

Richard A. D’Amore has been a General Partner of North Bridge Venture Partners since 1994.  In addition to Veeco, Mr. D’Amore is a director of Phase Forward Incorporated.

Joel A. Elftmann is Chairman of the Board of Custom Fab Solutions LLC, a supplier to semiconductor capital equipment manufacturers.  Mr. Elftmann was a co-founder of FSI International Inc. and served as its Chairman and Chief Executive Officer from May 1991 through December 1999, and thereafter served as its Chairman until January 2002.  Mr. Elftmann was a co-founder of Metron Technology, N.V. (“Metron”), a distributor of semiconductor capital equipment, and served as Chairman and a Supervisory Director of Metron through December 2004 and as a director of Nortem, a company liquidated following the asset sale of Metron.  He currently serves as a director of Community Bank of Chaska and is also a Director Emeritus and former Chairman of the Board of Directors of SEMI.

Heinz K. Fridrich is an Industry Professor Emeritus of the University of Florida.  He joined the University of Florida in 1993 after 43 years with IBM, including serving as Vice President and General Manager of IBM’s largest development and manufacturing site for semiconductors and electronic packaging, and as IBM’s Vice President responsible for worldwide manufacturing and quality.

Douglas A. Kingsley  has been a Managing Director of North Bridge Growth Equity since February 2007.  Previously, Mr. Kingsley was a Managing Director of Advent International Corporation, a private equity firm, where he was employed from 1990 until January 2006.  From 1985 through 1988, Mr. Kingsley was a sales engineer for Teradyne, Inc., a manufacturer of automatic test equipment for the electronics industry.  He is also a member of the Board of Overseers of the Boston Symphony Orchestra.

Paul R. Low has been President and Chief Executive Officer of PRL Associates, a technology consulting firm, since founding the firm in 1992.  Previously, Dr. Low was Vice President-General Manager, Technology Products for IBM from 1989 through 1992 and a member of IBM’s Management Board from 1990 to 1992.

Roger D. McDaniel, currently retired, was President and Chief Executive Officer of IPEC, Inc., which manufactured chemical-mechanical planarization (“CMP”) equipment for the semiconductor industry, from 1997 to April 1999.  Through August 1996, Mr. McDaniel was Chief Executive Officer of MEMC Electronic Materials, Inc., a producer of silicon wafers.  Mr. McDaniel is a past Chairman of SEMI and a director of Entegris, Inc.

John R. Peeler has been Chief Executive Officer and a Director of Veeco since July 2007.  Prior thereto, he was Executive Vice President of JDS Uniphase Corp. (“JDSU”) and President of the Communications Test & Measurement Group of JDSU, which he joined upon the close of JDSU’s merger with Acterna, Inc. (“Acterna”) in August 2005.  Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna.  Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, the Communications Test subsidiary.  Mr. Peeler was appointed as President and CEO of Acterna in 2003.

Irwin H. Pfister is a private investor and currently serves as an Operating Partner with Baird Capital Partners.  Prior to his retirement from Schlumberger in 2005, Mr. Pfister was Executive Vice President of Schlumberger Ltd. and Chief Executive Officer of SchlumbergerSema, a leading information technology services provider.  He joined Schlumberger in May 1986 and held several management positions, including Executive Vice President of Schlumberger Test and Transactions.  From January 1990 to June 1997, Mr. Pfister was President of the Semiconductor Solutions Group of Schlumberger.  Mr. Pfister is a past Chairman of SEMI and is also a director of Credence Systems Corporation.

Peter J. Simone is an independent consultant to several private companies and the investment community.  From June 2001 to December 2002, Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company which was acquired by Novellus Systems, Inc.  From August 2000 to February 2001, Mr. Simone was President and a director of, and from January 2000 to August 2000 was a consultant to, Active Control eXperts, Inc., a supplier of precision motion control and smart structures technology.  From April 1997 to January 2000, Mr. Simone served as President and Chief Executive Officer and a director of Xionics Document Technologies, Inc.  Mr. Simone is also a director of Cymer, Inc., Monotype Imaging, Inc. and Newport Corporation.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP, an independent registered public accounting firm, to examine the financial statements of Veeco for the year ending December 31, 2008.  Ernst & Young LLP has been employed as the independent registered public accounting firm of Veeco since 1990.  Fees for the last two years were as follows:

	Year Ended December 31,
	2007	2006
Audit Fees	$1,148,260	$1,068,477
Audit-related Fees	85,888	74,150
Tax Fees	262,469	98,200
Total	$1,496,617	$1,240,827

Audit fees consisted of fees for professional services rendered for the audit of the Company’s consolidated financial statements, Sarbanes-Oxley Section 404 report and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.  Audit-related fees consisted of fees for accounting consultations and employee benefit plan audits.  Tax fees consisted of fees for tax planning and advice related to international and transfer pricing tax issues.  The Company did not engage Ernst & Young LLP to perform any work related to financial information systems design or implementation services during 2007 or 2006.

Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young LLP, the Company’s independent registered public accounting firm.  The services include audit services, audit-related services, and tax services and may include, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.  The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, pre-approve particular services on a case-by-case basis.

All of the Ernst & Young LLP fees for 2007 and 2006 shown above were pre-approved by the Audit Committee.

Independence Assessment by Audit Committee

The Company’s Audit Committee considered and determined that the provision of the services provided by Ernst & Young LLP as set forth herein is compatible with maintaining Ernst & Young LLP’s independence.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and may make a statement if they so desire.  They will also be available to respond to appropriate questions.

Stockholders are asked to ratify the action of the Board of Directors in making this appointment.  If this appointment is not ratified by the Stockholders, the Audit Committee will reconsider the appointment.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for providing independent objective oversight of the Company’s auditing, accounting, financial reporting process, its system of internal controls, and legal and ethical compliance on behalf of the Board of Directors.  The Committee operates under a charter adopted by the Board, a copy of which is available on Veeco’s website (www.veeco.com).  Management has the primary responsibility for the financial statements and the reporting process including the system of internal control over financial reporting.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Annual Report on Form 10-K”) and the quarterly financial statements during 2007 with management, including the specific disclosures in the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations.”  The review with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by SAS 61, as amended by SAS 90, Communication with Audit Committees and PCAOB Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated With an Audit of Financial Statements and related Independence Rule and Conforming Amendments.  In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board No. 1, Independence Discussions with Audit Committees, and the matters required to be discussed by SAS 90 and considered the compatibility of non-audit services with the auditors’ independence and satisfied itself as to the independence of the independent registered public accounting firm.

During 2007, management evaluated the Company’s system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.  The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process.  In connection with this oversight, the Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.  At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K filed with the SEC, as well as the Reports of Independent Registered Public Accounting Firm (included in the Company’s Annual Report on Form 10-K).  These reports related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2008.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the internal auditors and independent registered public accounting firm with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.  The Committee held fourteen meetings during 2007.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC.  The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm.

Joel A. Elftmann

Heinz K. Fridrich

Irwin H. Pfister (Chairman)

Peter J. Simone

EXECUTIVE COMPENSATION

Executive Officers

The executive officers of Veeco, and their ages, as of March 27, 2008, are as follows:

Name	Age	Position
John R. Peeler	53	Chief Executive Officer
Mark R. Munch	46	Executive Vice President, Metrology and Instrumentation
Robert P. Oates	54	Executive Vice President, Process Equipment
John F. Rein, Jr.	61	Executive Vice President, Chief Financial Officer and Secretary
William A. Tomeo	57	Executive Vice President, Worldwide Sales and Service
John P. Kiernan	46	Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller

John R. Peeler has been Chief Executive Officer and a Director of Veeco since July 2007.  Prior thereto, he was Executive Vice President of JDSU and President of the Communications Test & Measurement Group of JDSU, which he joined upon the close of JDSU’s merger with Acterna, Inc. (“Acterna”) in August 2005.  Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna.  Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, the Communications Test subsidiary.  Mr. Peeler was appointed as President and CEO of Acterna in 2003.

Mark R. Munch, Ph.D. has been Executive Vice President, Metrology and Instrumentation since February 2008.  Prior thereto, he was Senior Vice President and General Manager of the Commercial Lasers and Components Group of Coherent Inc.  From 2004 to 2006, Dr. Munch was Chief Executive Officer and President of Cooligy Inc. and, from 2002 to 2004, he served as Vice President of Engineering and Manufacturing and Chief Technology Officer of Cooligy.  Before that, he served as Division Vice President and General Manager for two optical components product divisions of Corning, Inc. as well as Vice President and Chief Technology Officer of Corning Photonic Technologies.  Prior to Corning, Dr. Munch served in various executive positions at Tyco Corporation including General Manager, Vice President, and Chief Technology Officer.  Earlier in his career, Dr. Munch spent ten years at Raychem Corporation in various management positions.

Robert P. Oates has been Executive Vice President, Process Equipment since January 2007 and was Senior Vice President and General Manager, Process Equipment since January 2006.  Prior thereto, he was Senior Vice President of Veeco’s Data Storage Operations from October 2005 through January 2006, Vice President and General Manager of Veeco’s Ion Beam Process Equipment Group from September 2004 through September 2005, Vice President/Treasurer of Veeco from May 2002 to September 2004 and Vice President and General Manager of Veeco’s NeXray division from 1995 to May 2002.  Mr. Oates held various financial positions with Veeco and Veeco’s predecessor company from 1977 to 1995.

John F. Rein, Jr. has been Executive Vice President, Chief Financial Officer and Secretary of Veeco since April 2000 and was Treasurer of Veeco from April 2000 to May 2002.  Prior thereto, he was Vice President-Finance and Chief Financial Officer of Veeco since December 1993, and became Treasurer and Secretary of Veeco in October 1994.  Prior to joining Veeco, Mr. Rein served for eight years as Vice President-Finance for Axsys Technologies, Inc. From 1979 to 1986, Mr. Rein was Treasurer of Industrial General Corporation.  Prior to that, he was on the audit staff of Ernst & Young LLP.

William A. Tomeo has been Executive Vice President, Worldwide Sales and Service of Veeco since October 2007.  From 2006 to 2007, Mr. Tomeo was employed by the Communications Test business of JDSU, most recently as Vice President/General Manager of the Service Assurance Solutions Division.  From 2004 to 2005, Mr. Tomeo was Marketing Manager for Agilent Technologies and was President and Chief Executive Officer of Digi-Data Corporation, a privately held data storage equipment manufacturer, from 2003 to 2004.  Mr. Tomeo also served as Chief Executive Officer of TellSoft Technologies, Inc., a venture-funded internet communications start-up, and was employed by Hewlett-Packard Company for approximately 20 years, holding a number of senior positions including Vice President and Worldwide Sales & Marketing for the Communications Test Solutions Group and General Manager of the Network Test Division.

John P. Kiernan has been Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller since July 2005.  Prior thereto, he was Vice President, Finance and Corporate Controller of Veeco from April 2001 through June 2005, Vice President and Corporate Controller from November 1998 to March 2001 and Corporate Controller from February 1995 to November 1998.  Prior to joining Veeco, Mr. Kiernan was an Audit Senior Manager at Ernst & Young LLP from October 1991 through January 1995 and held various audit staff positions with Ernst & Young LLP from June 1984 through September 1991.

Summary Compensation Table

The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid for the fiscal year ended December 31, 2007 to (a) the two individuals who served as principal executive officer of Veeco during the year, (b) the principal financial officer of Veeco, (c) each of the next three most highly compensated executive officers (as defined in Rule 3b-7 under the Exchange Act) of Veeco serving at the end of the year and (d) one additional officer of Veeco who was an executive officer during 2007 but who was not serving as an executive officer at the end of such year (the “NEOs”):

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non- Equity Incentive Plan Compen- sation ($) (4)	All Other Compen- sation ($) (5)	Total ($)
John R. Peeler C.E.O (6)	2007	276,923	0	521,809	256,178	0	1,036,223	2,091,133
Edward H. Braun Chairman and Former C.E.O. (7)	2007 2006	650,000 650,000	0 0	949,917 110,840	414,129 57,167	0 387,649	23,548 23,431	2,037,594 1,229,087
John F. Rein, Jr. E.V.P., C.F.O. and Secretary	2007 2006	391,574 371,829	0 0	169,094 66,504	53,119 21,438	0 157,978	12,484 12,423	626,271 630,172
Robert P. Oates E.V.P., Process Equipment	2007 2006	372,406 330,154	0 0	233,773 148,336	81,109 74,747	99,194 190,102	11,452 11,452	797,934 754,791
William A. Tomeo E.V.P. Worldwide Sales and Service (8)	2007	60,577	0	35,011	14,982	29,231	201,929	341,730
John P. Kiernan S.V.P, Finance and Corporate Controller	2007 2006	270,800 255,385	0 0	33,819 13,301	17,706 7,146	0 77,161	11,260 11,138	333,585 364,131
Jeannine P. Sargent Former E.V.P., Metrology and Instrumentation (9)	2007 2006	160,228 321,542	0 0	182,923 174,336	0 80,764	0 71,629	205,754 11,140	548,905 659,411

(1)   In accordance with SEC rules, performance bonuses paid during 2007 pursuant to the Company’s Management Bonus Plan are reflected under the column entitled “Non-Equity Incentive Plan Compensation.”  The Company did not pay discretionary bonuses during 2007.  All bonuses were either performance-based or signing bonuses, which are reflected in “All Other Compensation.”

(2)   Reflects awards of restricted stock.  Under the terms of these restricted stock awards, one third of the shares vest on each of the first, second and third anniversaries of the date of grant.  Holders of restricted stock are entitled to dividends to the same extent as holders of unrestricted stock.  In accordance with SEC rules and FAS 123(R), the amounts shown above reflect the value of the stock award (based on the grant date fair value) amortized over the portion of the service period which lapsed during the year.  For Ms. Sargent, the expense in 2007 does not reflect the reversal of the expense accrual taken in the prior year for unvested stock awards which were forfeited upon termination.  The amounts shown relate to the following stock awards:

Grant Date	Grant Date Fair Value	Name	Number of Shares
10/31/2005	$15.60	R. Oates	20,000
		J. Sargent	25,000
6/9/2006	$23.61	E. Braun	25,000
		J. Rein	15,000
		R. Oates	10,000
		J. Kiernan	3,000
		J. Sargent	10,000
4/27/2007	$18.97	E. Braun	175,000
6/8/2007	$18.11	J. Rein	15,000
		R. Oates	15,000
		J. Kiernan	3,000
7/1/2007	$20.74	J. Peeler	150,000
10/15/2007	$20.20	W. Tomeo	30,000

(3)   The values shown reflect the dollar amounts relating to option awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R).  These values include amounts from options granted in and prior to 2007.  For Ms. Sargent, the expense in 2007 does not reflect the reversal of the expense accrual taken in the prior year for unvested options which were forfeited upon termination.  Assumptions used in the calculation of these amounts for fiscal years ended December 31, 2004, 2005, 2006, and 2007 are included in Note 5 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 (the “Consolidated Financial Statements”).  The amounts shown relate to the following option awards:

Grant Date	Grant Date Fair Value	Name	Number of Shares
9/15/2004	$11.53	R. Oates	15,000
11/1/2004	$19.51	J. Sargent	20,000
6/9/2006	$7.61	E. Braun	40,000
		J. Rein	15,000
		R. Oates	10,000
		J. Kiernan	5,000
		J. Sargent	10,000
4/27/2007	$5.51	E. Braun	250,000
6/8/2007	$5.35	J. Rein	15,000
		R. Oates	15,000
		J. Kiernan	5,000
7/1/2007	$6.11	J. Peeler	250,000
10/15/2007	$6.48	W. Tomeo	40,000

(4)   Reflects cash bonuses paid under the Company’s Management Bonus Plan or, in the case of Mr. Tomeo, commissions.  Bonuses and commissions listed for a particular year represent bonuses or commissions earned and paid with respect to such year even though all or part of such bonuses or commissions may have been paid during the first quarter of the subsequent year.

(5)   All Other Compensation consists of car allowance, 401(k) matching contribution, premiums for group term life insurance, housing allowance, sign-on bonuses and separation payments as follows:

Other Compensation
Name	Year	Car Allowance ($)	401(k) Matching Contri- bution ($)	Premium for Group Term Life Insurance ($)	Housing Allowance ($)	Sign-on Bonus ($) (A)	Separation Payments ($)	Total Other Compen- sation ($)
J. Peeler	2007	9,000	2,500	255	24,468	1,000,000		1,036,223
E. Braun	2007 2006	18,000 18,000	2,500 2,500	3,048 2,931				23,548 23,431
J. Rein	2007 2006	8,400 8,400	2,500 2,500	1,584 1,523				12,484 12,423
R. Oates	2007 2006	8,400 8,400	2,500 2,500	552 552				11,452 11,452
W. Tomeo	2007	1,750		179		200,000		201,929
J. Kiernan	2007 2006	8,400 8,400	2,500 2,500	360 238				11,260 11,138
J. Sargent	2007 2006	3,500 8,400	2,500 2,500	92 240			199,662	205,754 11,140

(A)  If the executive’s employment is terminated by the Company for “cause” or by him without “good reason” (as each of those terms is defined in his employment agreement), prior to completing his first anniversary, then the executive shall reimburse the Company the full amount of the sign-on bonus.  If his employment is terminated after the first anniversary but prior to his second anniversary, the executive shall reimburse the Company one half of the sign-on bonus.

(6)  Mr. Peeler joined Veeco as Chief Executive Officer on July 1, 2007.

(7)  Mr. Braun relinquished the position of Chief Executive Officer of Veeco on June 30, 2007.  He served as Chairman for the entire year.

(8)  Mr. Tomeo joined Veeco as Executive Vice President, Worldwide Sales and Service on October 15, 2007.

(9)  Ms. Sargent was an executive officer of Veeco during 2007 but left the Company in May 2007 and, therefore, was not serving as an executive officer at the end of such year.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants to each NEO during 2007 of stock options, shares of restricted stock and long-term cash incentive awards made under the Company’s 2000 Stock Incentive Plan, as amended, and the Company’s Long-Term Cash Incentive Plan.  Ms. Sargent, who left the Company in May 2007, did not receive any such awards during 2007.  The option and restricted stock awards are also included in the Stock Awards and Option Awards columns of the Summary Compensation Table.  The options have a seven-year life.  The options and the shares of restricted stock vest one third per year on each of the first, second and third anniversaries of the date of grant.  Holders of restricted stock are entitled to dividends to the same extent as holders of unrestricted stock.  For 2007, long-term cash incentive awards were granted to the NEOs and certain other executives.  These awards will be earned when, and if, the goals specified are achieved over the three-year performance period designated for the award.  The goals include cumulative earnings before interest, taxes and amortization (“EBITA”) and revenue targets for the Company as a whole for the three-year period ending December 31, 2009.  Compensation awarded under the 2007 Long-Term Cash Incentive Plan will be disclosed in 2010 in the Summary Compensation Table if the performance criteria are satisfied.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Stock or Units (#) (2)	Underlying Options (#) (2)	Option Awards ($/Sh)	Option Awards ($)
J. Peeler	7/1/07 7/1/07 7/1/07	93,750	375,000	562,500	150,000	250,000	20.74	3,111,000 1,527,500
E. Braun	6/8/07 6/8/07 6/8/07	121,875	487,500	731,250	175,000	250,000	18.97	3,319,750 1,377,500
J. Rein	6/8/07 6/8/07 6/8/07	56,763	227,052	340,578	15,000	15,000	18.11	271,650 80,250
R. Oates	6/8/07 6/8/07 6/8/07	33,350	133,400	200,100	15,000	15,000	18.11	271,650 80,250
W. Tomeo	10/15/07 10/15/07 10/15/07	25,809	103,236	154,854	30,000	40,000	20.20	606,000 259,200
J. Kiernan	6/8/07 6/8/07 6/8/07	19,500	78,000	117,000	3,000	5,000	18.11	54,330 26,750

(1)   Reflects potential payouts under the Company’s Long-Term Cash Incentive Plan.  Such payouts will be made only if the performance goals are met for the three-year performance period ending December 31, 2009.  During 2007, the Company also made awards under its annual Management Bonus Plan.  These annual bonuses, which were earned during 2007 and paid during the first quarter of 2008, are reflected in the Summary Compensation Table under the Column entitled Non-Equity Incentive Plan Compensation.

(2)   Reflects shares of restricted stock or options granted pursuant to the 2000 Stock Incentive Plan.

Outstanding Equity Awards at Fiscal Year End

The following table provides certain information as of December 31, 2007, concerning unexercised options and stock awards including those that had been granted but not yet vested as of such date for each of the NEOs.  Ms. Sargent did not hold any unexercised stock options or stock awards on December 31, 2007.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
J. Peeler		250,000	20.74	6/30/2014	150,000	2,505,000
E. Braun	100,000 100,000 200,000 200,000 140,000 200,000 100,000 13,333	26,667 250,000	24.00 29.8125 34.05 21.68 15.48 21.36 16.56 23.61 18.97	6/14/2008 6/22/2009 7/19/2008 6/24/2009 3/31/2010 7/27/2011 6/16/2012 6/08/2013 4/06/2014	191,667	3,200,833
J. Rein	40,000 40,000 50,000 70,000 50,000 70,000 40,000 5,000	10,000 15,000	24.00 29.8125 34.05 21.68 15.48 21.36 16.56 23.61 18.11	6/14/2008 6/22/2009 7/19/2008 6/24/2009 3/31/2010 7/27/2011 6/16/2012 6/08/2013 6/07/2014	25,000	417,500
R. Oates	3,334 5,334 10,000 30,000 15,000 30,000 3,333	6,667 15,000	24.00 29.8125 15.48 21.36 21.84 16.56 23.61 18.11	6/14/2008 6/22/2009 3/31/2010 7/27/2011 9/14/2011 6/16/2012 6/08/2013 6/07/2014	28,333	473,167
W. Tomeo		40,000	20.20	10/14/2014	30,000	501,000
J. Kiernan	3,334 14,000 20,000 16,667 10,000 30,000 15,000 1,666	3,334 5,000	27.25 29.8125 34.05 21.68 15.48 21.36 16.56 23.61 18.11	11/03/2008 6/22/2009 7/19/2008 6/24/2009 3/31/2010 7/27/2011 6/16/2012 6/08/2013 6/07/2014	5,000	83,500

(1)          The options and shares of restricted stock which are not yet vested will vest one third per year on each of the first, second and third anniversaries of the date of grant.  The grant dates for the awards shown above which have not yet vested are as follows:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Number of Shares That Have Not Vested (#)	Restricted Stock Grant Date
J. Peeler	250,000	20.74	7/01/2007	150,000	7/01/2007
E. Braun	26,667 250,000	23.61 18.97	6/09/2006 4/27/2007	16,667 175,000	6/09/2006 4/27/2007
J. Rein	10,000 15,000	23.61 18.11	6/09/2006 6/08/2007	10,000 15,000	6/09/2006 6/08/2007
R. Oates	6,667 15,000	23.61 18.11	6/09/2006 6/08/2007	6,667 6,667 15,000	10/31/2005 6/09/2006 6/08/2007
W. Tomeo	40,000	20.20	10/15/2007	30,000	10/15/2007
J. Kiernan	3,334 5,000	23.61 18.11	6/09/2006 6/08/2007	2,000 3,000	6/09/2006 6/08/2007

Options Exercises and Stock Vested During 2007

The following table sets forth certain information concerning the exercise of stock options and the vesting of shares of restricted stock during the last fiscal year for each of the NEOs.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
J. Peeler	—	—	—	—
E. Braun	—	—	8,333	152,827
J. Rein	—	—	5,000	91,700
R. Oates	—	—	10,000	181,667
W. Tomeo	—	—	—	—
J. Kiernan	—	—	1,000	18,340
J. Sargent	43,333	141,624	10,000	175,700

(1)          Includes the following shares of stock surrendered to the Company to satisfy tax withholding obligations due upon the vesting of restricted stock:

Name	Number of Shares Surrendered for Tax Withholding (#)
J. Peeler	—
E. Braun	2,817
J. Rein	1,690
R. Oates	3,381
W. Tomeo	—
J. Kiernan	—
J. Sargent	3,575

Equity Compensation Plan Information

The Company maintains the Veeco Instruments Inc. 2000 Stock Incentive Plan, as amended (the “2000 Plan”), to provide for equity awards to employees, directors and consultants.  In the past, the Company had maintained certain other stock option plans, all of which have been frozen and, as a result, no awards are available for future grant under such plans, although past awards under these plans may still be outstanding.  A brief description of each of these plans follows.

Plans Approved by Securityholders

The 2000 Plan was approved by the Board of Directors and the Company’s stockholders in May 2000.  The 2000 Plan provides for the grant of up to 8,530,000 share-equivalent awards (either shares of restricted stock, restricted stock units or options to purchase shares of Common Stock).  As of December 31, 2007, there were 1,869,826 awards available for future grant under the 2000 Plan, of which up to 918,187 awards may be issued in the form of restricted stock or restricted stock units.  Stock options granted pursuant to the 2000 Plan expire after seven years and generally become exercisable over a three-year period following the grant date.  In addition, the 2000 Plan provides for automatic annual grants of 5,000 shares of restricted stock to each non-employee Director of the Company.

The Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors (as amended, the “Directors’ Option Plan”), provided in the past for automatic annual grants of stock options to each member of the Board of Directors of the Company who is not an employee of the Company.  Such options were exercisable immediately and expire after ten years.  The Directors’ Option Plan has been frozen and, as such, there are no stock options available for future grant under this plan.

The Veeco Instruments Inc. Amended and Restated 1992 Employees’ Stock Option Plan (as amended, the “1992 Plan”) provides for the grant to officers and key employees of options to purchase shares of Common Stock of the Company.  Stock options granted pursuant to the 1992 Plan become exercisable over a three-year period following the grant date and expire after ten years.  The 1992 Plan has been frozen and, as such, there are no stock options available for future grant under this plan.

In connection with the Company’s acquisition of CVC, Inc. (“CVC”) in May 2000, the Company assumed certain stock option plans and agreements related to CVC.  Stock options granted under these plans generally vest over a three-to-five year period and expire after five to ten years from the date of grant. As of December 31, 2007, there were 6,105 options outstanding under the various CVC plans.  These plans have been frozen and, as such, there are no stock options available for future grant under these plans.

Plans Not Approved by Securityholders

The Veeco Instruments Inc. 2000 Stock Option Plan for Non-Officer Employees (as amended, the “Non-Officer Plan”) was approved by the Board of Directors in October 2000.  Stock options granted pursuant to the Non-Officer Plan become exercisable over a three-year period following the grant date and expire after seven years.  The Non-Officer Plan has been frozen and, as such, there are no stock options available for future grant under this plan.

In September 2001, the Company assumed certain stock option plans and agreements in connection with the acquisition of Applied Epi, Inc. (“Applied Epi”).  Stock options granted under these plans generally expire after ten years from the date of grant.  Options granted under two of the plans vest over three years and options granted under one of the plans vest immediately upon grant.  As of December 31, 2007, there were 170,668 options outstanding under the various Applied Epi plans.  These plans have been frozen and, as such, there are no stock options available for future grant under these plans.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into an employment agreement or letter agreement with each of the NEOs and other executive officers of the Company.  These agreements provide for the payment of severance and certain other benefits to the executive in the event (i) the executive’s employment is terminated by Veeco without “cause” (defined as specified serious misconduct), (ii) the executive resigns for “good reason” or (iii) in the case of Messrs. Peeler, Braun and Rein, in the event of death or disability.  “Good reason” is defined in the employment and letter agreements as (a) a salary reduction, other than pursuant to a management-wide salary reduction program, (b) in the case of Messrs. Peeler, Braun, Rein and Oates, an involuntary relocation of the executive’s primary place of work by more than 50 miles from its then current location, (c) in the case of Messrs. Peeler, Rein and Oates, an involuntary diminution in title, authority or responsibilities or a significant reduction in total benefits available (other than a reduction affecting employees generally); and (d) in the case of Messrs. Peeler and Braun, involuntarily ceasing to be a member of the Board.  The nature and extent of the benefits payable vary from executive to executive and, for Messrs. Munch, Oates, Tomeo and Kiernan, vary depending on whether the termination occurs in connection with or following a “change of control.”  The specific benefits payable to each individual under these agreements are described below.  Payment of these severance and other benefits is conditioned on the executive’s release of claims against the Company and on non-competition and non-solicitation provisions applicable during the period in which executive is entitled to severance payments, as described below.  If the termination is for “cause” or by the executive without “good reason,” the severance obligations do not apply.  The description of the employment agreements and letter agreements contained herein is a summary only.  Reference is made to the full text of these agreements which have been filed previously with the SEC.

During 2007, as a means of ensuring retention during the transition to a new Chief Executive Officer, the Company made retention incentive awards to Messrs. Rein, Oates and Kiernan.  Under these awards, each of these executives will receive 50% of their base salary, as in effect on May 24, 2007, following the completion of eighteen months of continued service (the “Retention Incentive”).  In the event that the executive’s employment is terminated prior to payment of the retention incentive in a situation where the executive would be entitled to severance under their employment or letter agreement, then the retention incentive will be payable in addition to any other severance provided under such agreement.

Peeler Agreement.  In the event of a specified termination, Mr. Peeler will be entitled to severance in an amount equal to 36 months of base salary and he will be entitled to a payment equal to his target bonus for the year of termination, pro-rated for the period of his service during such year.  In addition, upon any such termination, (i) Mr. Peeler will have 36 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which are or become vested and are held by Mr. Peeler at the time of such termination, (ii) the vesting of any options which are held by the executive at the time of such termination will be accelerated, and (iii) the vesting of any shares of restricted stock held by Mr. Peeler at the time of such termination will be accelerated and restrictions with regard thereto shall lapse.  The agreement also provides that Mr. Peeler will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, if Mr. Peeler elects to continue healthcare coverage under COBRA, then his contributions will be at the same Company-subsidized rates which Mr. Peeler would have paid had his employment not been terminated.

Braun Agreement.  In the event of a specified termination, Mr. Braun will be entitled to receive a salary continuation benefit equal to the amount of salary which would have been payable over the remainder of the term of his employment agreement, which expires December 31, 2011 ($650,000 per year for 2008 and $200,000 per year for 2009, 2010 and 2011).  Mr. Braun will also be entitled to receive his $1,500 monthly car allowance through December 31, 2011.  In addition, upon any such termination, (i) Mr. Braun will have 36 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Braun at the time of such termination, (ii) the vesting of any such options which are held by the executive at the time of such termination will be accelerated, and (iii) the vesting of any shares of restricted stock held by Mr. Braun at the time of such termination will be accelerated and the restrictions with regard thereto shall lapse.  The agreement also provides that Mr. Braun will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, Mr. Braun will be entitled to receive healthcare coverage from the Company through December 31, 2011.

Rein Agreement.  In the event of a specified termination, Mr. Rein will be entitled to severance in an amount equal to 24 months of base salary and he will be entitled to a pro-rated bonus for the year in which the termination occurs, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, upon any such termination, (i) Mr. Rein will have 24 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Rein at the time of such termination, (ii) the vesting of any such options which are held by the executive at the time of such termination will be accelerated, and (iii) the vesting of any shares of restricted stock awarded on or after June 9, 2006 and which are held by Mr. Rein at the time of such termination will be accelerated and the restrictions with regard thereto shall lapse.  The agreement also provides that Mr. Rein will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, the Company will pay Mr. Rein an amount equal to 1.33 times the estimated cost to continue healthcare coverage under COBRA for 18 months following such termination.  If such termination occurs prior to payment of the Retention Incentive described above, then the Retention Incentive would also be payable.

Munch Agreement.  In the event of a specified termination, Mr. Munch will be entitled to severance in an amount equal to 12 months of base salary.  In addition, upon any such termination, (i) Mr. Munch will have 12 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Munch at the time of such termination, and (ii) if such termination occurs within 12 months following a change of control, the vesting of any such options which are held by the executive at the time of such termination will be accelerated.  The agreement also provides that Mr. Munch will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, if Mr. Munch elects to continue healthcare coverage under COBRA, then his contributions will be at the same Company-subsidized rates which Mr. Munch would have paid had his employment not been terminated.

Oates Agreement.  In the event of a specified termination, Mr. Oates will be entitled to severance in an amount equal to 18 months of base salary and he will be entitled to a pro-rated bonus for the year in which the termination occurs, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, upon any such termination, (i) Mr. Oates will have 18 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Oates at the time of such termination, (ii) if such termination occurs within 12 months following a change of control, the vesting of any such options which are held by the executive at the time of such termination will be accelerated and (iii) the vesting of any shares of restricted stock awarded on or after June 9, 2006 and which are held by Mr. Oates at the time of such termination will be accelerated and the restrictions with regard thereto shall lapse.  The agreement also provides that Mr. Oates will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, if Mr. Oates elects to continue healthcare coverage under COBRA, then his contributions will be at the same Company-subsidized rates which Mr. Oates would have paid had his employment not been terminated.  If such termination occurs prior to payment of the Retention Incentive described above, then the Retention Incentive would also be payable.

Tomeo Agreement.  In the event of a specified termination, Mr. Tomeo will be entitled to severance in an amount equal to 12 months of base salary.  In addition, upon any such termination, (i) Mr. Tomeo will have 12 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Tomeo at the time of such termination, and (ii) if such termination occurs within 12 months following a change of control, the vesting of any such options which are held by the executive at the time of such termination will be accelerated.  The agreement also provides that Mr. Tomeo will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, if Mr. Tomeo elects to continue healthcare coverage under COBRA, then his contributions will be at the same Company-subsidized rates which Mr. Tomeo would have paid had his employment not been terminated.

Kiernan Agreement.  In the event of a specified termination, Mr. Kiernan will be entitled to severance in an amount equal to 18 months of base salary.  In addition, upon any such termination, (i) Mr. Kiernan will have 12 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Kiernan at the time of such termination, (ii) if such termination occurs within 12 months following a change of control, the vesting of any such options which are held by the executive at the time of such termination will be accelerated and (iii) the vesting of any shares of restricted stock awarded on or after June 9, 2006 and which are held by Mr. Kiernan at the time of such termination will be accelerated and the restrictions with regard thereto shall lapse.  The agreement also provides that Mr. Kiernan will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus.  If such termination occurs prior to payment of the Retention Incentive described above, then the Retention Incentive would also be payable.

Potential Payments Upon Termination or Change-in-Control.  The following table shows the estimated, incremental amounts that would have been payable to the NEOs upon the occurrence of the indicated event, had the applicable event occurred on December 31, 2007.  These amounts would be incremental to the compensation and benefit entitlements described above in this Proxy Statement that are not contingent upon a termination or change-in-control.  The amounts attributable to the accelerated vesting of stock options and restricted shares are based upon the fair market value of the Company’s common stock on December 31, 2007, which was $16.70 per share.  The actual compensation and benefits the executive would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of the Company’s common stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans.

			Stock Options
Name	Event	Salary & Other Continuing Payments ($) (1)	Accelerated Vesting of Stock Options ($) (2)	Extension of Post- Termination Exercise Period ($) (3)	Accelerated Vesting of Stock Awards ($)	Total ($)
J .Peeler	Termination without Cause or resignation for Good Reason or upon Death or Disability (4)	1,839,772	0	0	2,505,000	4,344,772
E. Braun	Termination without Cause or resignation for Good Reason or upon Death or Disability (4)	1,359,207	0	810,484	3,200,833	5,370,524
J. Rein	Termination without Cause or resignation for Good Reason or upon Death or Disability (4)	1,025,413	0	225,184	417,500	1,668,097
R. Oates	Termination without Cause or resignation for Good Reason	783,086	0	24,750	111,339	919,175
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	783,086	0	24,750	473,167	1,281,003
W. Tomeo	Termination without Cause or resignation for Good Reason (4)	363,257	0	0	0	363,257
J. Kiernan	Termination without Cause or resignation for Good Reason	551,200	0	35,175	83,500	669,875
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	551,200	0	35,175	83,500	669,875

(1)                                  Includes salary continuation benefits and, as applicable, car allowance, retention incentive and COBRA subsidy (or, in the case of Mr. Rein, 1.33x the estimated cost to continue healthcare coverage under COBRA for 18 months following termination).

(2)                                  Reflects the spread, or in-the-money value, as of December 31, 2007, of options to purchase Veeco common stock which would vest upon the specified event.  As of December 31, 2007, the closing price of Veeco common stock was $16.70 per share.  Please refer to the Outstanding Equity Awards At Fiscal Year End table above for a listing of unvested stock options held by the NEO as of December 31, 2007.

(3)                                  Reflects the spread, or in-the-money value, as of the end of the extended exercise period provided under the applicable agreement, of options to purchase Veeco common stock which were vested as of, or which would vest upon the occurrence of, the specified event, assuming that the price of Veeco common stock appreciates at a rate of 5% per annum from the closing price on December 31, 2007, which was $16.70 per share.

(4)                                  The agreements for Messrs. Peeler, Braun and Rein do not distinguish between Change of Control and non-Change of Control scenarios.  Although the agreement for Mr. Tomeo distinguishes between Change of Control and non-Change of Control scenarios, the amounts reflected in the table above are identical for both scenarios.

(5)                                  “Change of Control” is defined as:  (a) any person or group of persons becomes the beneficial owner of securities representing 50 percent or more of Veeco’s outstanding voting securities, or (b) the approval by Veeco’s stockholders of one of the following:  (i)  any merger or statutory plan of exchange (“Merger”) in which Veeco would not be the surviving corporation or pursuant to which Veeco’s voting securities would be converted into cash, securities or other property, other than a Merger in which the holders of Veeco’s voting securities immediately prior to the Merger have the same proportionate ownership of voting securities of the surviving corporation after the Merger; (ii)  any Merger in which the holders of outstanding voting securities of Veeco prior to such Merger will not, in the aggregate, own a majority of the outstanding voting securities of the combined entity after such Merger; or (iii)  any sale or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Veeco’s assets or the adoption of any plan or proposal for Veeco’s liquidation or dissolution.

COMPENSATION DISCUSSION AND ANALYSIS

Veeco’s compensation programs for the named executive officers (“NEOs”) listed in the Summary Compensation Table above and the Company’s other executives are designed to aid in the attraction, retention and motivation of these employees.  The Company seeks to foster a performance-oriented culture through these compensation programs by linking a significant portion of each executive’s compensation to the achievement of performance targets important to the success of the Company and its shareholders.  This Compensation Discussion and Analysis describes Veeco’s current compensation programs and policies, which are subject to change.

Overview of Compensation Programs

The Company’s executive compensation strategy is comprised of four elements: base salary,  cash bonus, equity-based compensation and benefits and perquisites.

Base salary and annual cash bonus plans are used to attract executives and reward them for annual performance. Awards under the Company’s annual cash bonus plan are calculated primarily based upon Company earnings before interest, taxes and amortization (calculated as set forth in Note 8 to the Company’s Consolidated Financial Statements, “EBITA”), revenue and free cash flow, each as compared to targets established at the beginning of the applicable performance period.  For annual incentive plans, such as the Company’s Management Bonus Plan, the performance period is the Company’s fiscal year.

In 2006, the Company implemented a long-term cash incentive plan as one element of our long term incentive compensation strategies.  The Company made awards to the NEOs under this plan in 2006 and 2007, in each case with goals determined at the beginning of the three-year performance period. Following a review, this plan was discontinued for 2008.

The Company uses equity-based compensation to (i) align the interests of executives with stockholders in the creation of long-term value, (ii) retain employees through the use of vesting schedules, and (iii) foster a culture of stock ownership. During 2007, the Company awarded executives equity-based compensation in the form of stock options and restricted stock or restricted stock units.

Process for Making Compensation Decisions

The Compensation Committee of the Board (the “Committee”) administers the Company’s compensation programs operating under a charter adopted by the Board of Directors that provides the authority to interpret the Company’s compensation, equity and other benefit plans and establish the rules for their implementation and administration. The Committee consists of three non-employee directors who are appointed annually.  The Committee works closely with the Chief Executive Officer (“CEO”), Human Resources and independent compensation consultants.

In making compensation decisions, the Committee considers the compensation practices and the competitive market for executives at companies with which we compete for talent.  To this end, the Company utilizes a number of resources which, during 2007, included:  Compensation Strategies, Inc., an external independent compensation consultant; compensation surveys prepared by Radford and Mercer; and executive compensation information compiled from the proxy statements of other companies, including a peer group.  The peer group currently consists of the following companies:

Applied Materials Inc. Asyst Technologies, Inc. Axcelis Technologies Inc. Brooks Automation Inc. Coherent Inc. Credence Systems Corporation Cymer Inc. FEI Company FSI International Inc. GSI Group Inc.

KLA-Tencor Corporation
Lam Research Corporation
LTX Corporation
Newport Corporation
Novellus Systems Inc.
Rudolph Technologies Inc.
Ultratech Inc.
Varian Semiconductor Equipment Associates Inc.

Zygo Corporation

References to “market data” herein refer to these surveys and proxy data.  The Company refers to market data in establishing total compensation objectives and ensuring that compensation for the NEOs and other executives is within the broad range of comparative pay of the peer group companies.  The Company does not target a specific position in the range of comparative data for each individual or for each component of compensation.  For 2007, total compensation of Veeco’s NEOs and other executives is believed to be generally within the 50th to 75th percentile of the market as described above, although individuals may be compensated above or below this level based on various reasons, such as competitive factors, Veeco’s financial and operating performance and consideration of individual performance and experience.

In addition to reviewing market data, the Committee meets with Veeco’s CEO and Senior Vice President, Human Resources to consider recommendations with respect to the compensation packages for the NEOs and other executives.  These recommendations include base salary levels, cash bonus targets and equity compensation awards.  The Committee considers these recommendations along with other factors in determining specific compensation levels for the NEOs.

The Committee discusses, with the Chairman and the CEO, the elements of their compensation packages, but makes the final decisions as to their compensation without them present.  The Committee presents its recommendations regarding the compensation packages for the Chairman and the CEO to the full Board of Directors for final approval.

Objectives of the Compensation Policy

The primary objectives of Veeco’s executive compensation programs are to attract, retain and motivate executives critical to the Company’s long-term growth and success and the creation of shareholder value by appropriately rewarding such individuals for their achievements.  To this end, the Company has adopted the following guiding principles:

a.                                       Performance-based:  Compensation levels should be determined based on Company, business unit and individual results compared to quantitative and qualitative performance priorities set at the beginning of the year.  Additionally, while not based on a specific formula, the ratio of “at risk” or performance-based compensation to fixed compensation increases with the level of the executive, with the greatest amount of at-risk compensation at the CEO level.

b.                                      Shareholder-aligned:  Equity-based compensation should represent a significant portion of compensation to more closely align the interests of executives with those of the shareholders.

c.                                       Fair and Competitive:  Compensation levels should be perceived as fair, internally and externally, and competitive with overall compensation levels at other companies in our industry, including larger companies from which we may want to recruit.

Elements of Compensation

The Company seeks to achieve these objectives through four key compensation elements:

•	Base Salary,
•	Cash Bonus,
•	Equity-based Compensation and
•	Benefits and Perquisites.

The Company considers each of these elements when setting total compensation levels, but does not use a pre-determined formula in which each element constitutes a specific percentage of overall compensation.

Base Salary

The Company pays base salaries to attract executives and reward them for performance.  Base salaries are determined in accordance with the responsibilities of each executive, market data for the position and the executive’s experience and individual performance.  The Company considers each of these factors but does not assign a specific value to each factor.  Base salaries for executives are typically set during the first half of the year in conjunction with the Company’s annual performance review process.  The Committee will review the base salary for each NEO during 2008 based upon an evaluation of the executive’s 2007 performance and a review of market data.

Cash Bonus: Annual

The Company provides the opportunity for annual cash bonuses under its Management Bonus Plan to attract executives and reward them for performance.  It is the Company’s practice that a significant portion of the compensation of its executives should be performance-based.  As a result, individuals are compensated based upon the achievement of specific goals intended to correlate closely with shareholder value. The Company believes that the opportunity to earn the annual cash bonus can help motivate the executive toward meeting company performance objectives linked to the creation of shareholder value.

Target bonus awards for each NEO are expressed as a percentage of base salary.  Certain NEOs with responsibility for sales may participate in a sales commission plan in addition to the Management Bonus Plan. For 2007, the target bonus award for each of the Chairman and the CEO was 100% of base salary and from 50% to 75% of base salary for the other NEOs. If performance targets are exceeded, the bonus award paid may exceed the targets described above by up to two times, except in the case of sales commission plans, which are not capped.

Annual cash bonuses are awarded based on performance relative to pre-established goals and, if earned, are typically paid in the first quarter of the following year.  To help achieve our goal of retaining key talent, executives must be employees at the end of the year to be eligible to receive an annual bonus. The goals are generally set early in the first quarter of the year in conjunction with the Company’s financial and operating plans for the year.  Such goals include financial and operating results relative to plans established by management and approved by the Committee.

For 2007, the annual Management Bonus Plan (“MBP”) included EBITA, revenue and free cash flow performance goals and individual objectives.  The first step in determining MBP awards for 2007 was based on a comparison of EBITA performance against the pre-established goal for EBITA.  This first step results in initial funding that ranges from a minimum of 25% of target bonus (for EBITA equal to 50% of the goal) to 100% of target bonus (for EBITA equal to 100% of the goal) to a maximum of 150% of target bonus (for EBITA equal to 200% or more of the goal).  No award is earned under the Plan for EBITA results less than 50% of the goal.  The result, if any, from the first step, is applied to each executive’s target bonus and then divided into three elements of equal value, each of which is subject to further adjustment based on revenue, free cash flow and individual performance results, as compared to plan. In this second step, for revenue and free cash flow, awards will range from 50% (for results equal to 50% of goal) to 150% (for results equal to 150% or more of goal).  Awards for individual performance results will range from zero to 100%.  An executive’s bonus award is based on the sum of these three elements.

The annual cash bonus of corporate executives is tied to the financial performance of the Company as a whole.  The annual cash bonus of executives with divisional operating responsibility, including some of the NEOs, is tied to the financial performance of their division and, to a lesser extent, the financial performance of the Company as a whole.

For 2007, Messrs. Braun and Peeler did not earn an annual bonus because the Company failed to meet the minimum performance required for payment of the bonus.  For 2006 and 2005, annual incentive awards were paid to Mr. Braun, then Chairman of the Board and CEO, based on performance results.

For 2008, the Compensation Committee made certain changes to the annual Management Bonus Plan.  These changes include (i) reducing participant target bonuses by 25%, and (ii) establishing that bonus awards are tied solely to the financial performance of the Company or the business unit, for corporate and divisional participants, respectively, (iii) introducing a quarterly management profit sharing bonus opportunity funded at target by the aforementioned reduction in target bonuses and earned based on corporate EBITA results, (iv) increasing the minimum performance level that would qualify for a bonus award under the Management Bonus Plan (from 50% of goal to 70% of goal), (v) increasing the amount by which bonus awards may exceed the targets from two to three times.

Cash Bonus: Retention Incentive

In 2007, the Company completed its CEO succession process with the recruitment and hiring of Mr. Peeler.  Upon Mr. Peeler’s hiring, Edward Braun, the Company’s long-serving former CEO and Chairman of the Board assumed the role of Chairman of the Board, relinquishing his CEO position in the first such transition in the Company’s history.  As a means of further ensuring retention, the Company made retention incentive awards to selected key employees, including certain NEOs.  Under these awards, participants will receive between 40% and 50% of their base salary, as in effect on May 24, 2007, following the completion of twelve or eighteen months of continued service, in the case of division and corporate participants, respectively.

Cash Bonus: Long-Term Incentive

In 2006, the Company implemented a long-term cash incentive plan and, in 2006 and 2007, the Company established targets by which long-term cash incentive awards to the NEOs and certain key executives could be earned.  In each case, three-year cumulative EBITA and revenue performance goals were set at the beginning of the performance period.  A three-year performance period was established to encourage results-oriented actions driving sustained performance results over the performance period.  Target awards were expressed as a percentage of the executive’s base salary in effect on the first day of each three-year performance period.

Following a review of the plan in late 2007, including the performance results to date and projections for each of the 2006 and 2007 awards, the Company elected not to make awards under the plan for 2008.  The Company intends, during 2008, to investigate alternatives to this plan with the expectation of replacing the plan with a comparable plan designed to reward long-term performance and shareholder value creation.

Equity-Based Compensation

                Under the Company’s equity compensation plans, eligible employees receive annual equity awards based on annual performance.  It is the Company’s policy that a substantial portion of the NEOs’ incentive compensation should be awarded in equity.  Equity awards to the NEOs are expected to be granted as stock options and shares of restricted stock, subject to continuing service.

The Company grants equity-based awards, such as stock options, restricted stock and restricted stock units, to the NEOs and certain other key employees to create a clear and strong alignment between compensation and shareholder return and to enable the NEOs and other employees to develop and maintain a stock ownership position in the Company that will vest over time and act as an incentive for the employee to remain with the Company.

                In 2007, the Committee approved grants of stock options to executive officers.  Stock options are granted at an exercise price equal to fair market value on the date of grant, have a term of seven years from the date of grant and, subject to the recipient’s continued employment, become exercisable over a three year period.  Because stock options have value to the holder only if the Company’s stock price appreciates, the Committee believes that executives holding such options are properly focused on enhancing shareholder value over time.

In order to strike a balance between promoting the Company’s cost competitiveness and maintaining employee incentives, in 2007, the Company awarded shares or units of restricted stock to its NEOs and other executives.  Subject to the recipient’s continued employment, these awards vest over a three year period. The Company intends to use a combination of stock option grants and restricted stock awards as elements of a cost effective long term incentive compensation strategy.  In addition, restricted stock awards are an effective means for encouraging and creating stock ownership among the Company’s executives and key employees.

The number of stock options or shares or units of restricted stock granted to each individual is based on several factors including, but not limited to, the Company’s guidelines for awards based on competitive market data, the individual’s level of responsibility, past performance and ability to affect future Company performance, recent noteworthy achievements and the cost for such awards.  Typically, the Committee has granted equity awards at its scheduled meetings which, in the case of the annual grant of stock options, is generally held during the one month period following the annual meeting of stockholders and during an open trading window under the Company’s Securities Trading Policy.  The Committee approves a schedule setting forth each award on an individual-by-individual basis.  The date of the Committee approval is fixed as the grant date on which the fair market value of the award is based.  The Committee has not granted, nor does it intend to grant, equity compensation to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of the Company’s stock.  Furthermore, the Committee has not “timed,” nor does it intend to “time,” the release of material nonpublic information based on equity award grant dates.

Benefits and Perquisites

The Company provides the benefits and perquisites to its executive officers that it believes are required to remain competitive, with the goal of promoting enhanced employee productivity and loyalty to the Company.  The Committee periodically reviews the levels of benefits and perquisites provided to executive officers.  The NEOs participate in the Company’s 401(k) savings plan and other benefit plans on the same basis as other similarly-situated employees.  The Company provides a 401(k) savings plan under which it provides matching contributions of fifty cents for every dollar an eligible employee contributes, up to the lesser of 6% of such employee’s eligible compensation and $2,500.  The plan also allows the Board of Directors to determine annual discretionary profit sharing contributions at each plan year-end.  Generally, the plan calls for vesting of Company contributions over the initial five years of a participant’s employment with the Company.  The Company also provides group term life insurance for its employees, including the NEOs.  The amounts of the Company’s 401(k) matching contributions and group term life insurance premiums for the NEOs are included under the caption “All Other Compensation” in the Summary Compensation Table appearing in this Proxy Statement.  The Company also provides a car allowance for each of the NEOs.  Such amounts are included under the caption “Other Annual Compensation” in the Summary Compensation Table.  The Company does not maintain other perquisite programs, such as post-retirement health and welfare benefits, defined or supplemental pension benefits or deferred compensation arrangements.

Compensation of the Chairman of the Board

In December 2006, the Board of Directors formed a Succession Planning Committee for the purpose of recruiting a CEO to succeed Mr. Braun.  In April 2007, seeking to ensure a successful CEO transition and to secure Mr. Braun’s future service, the Company entered into an agreement with him that provided for his continued service as Chairman of the Board through December 31, 2008 (at a salary of $650,000 per year) and then as a Consultant to the Company for three years beginning January 1, 2009 (at a salary of $200,000 per year).  The compensation for these roles, including base salary, bonus and equity awards, was developed in conjunction with an independent compensation consultant, hired by the Compensation Committee for this purpose.  The Committee reviewed all components of compensation for Mr. Braun, including base salary, annual and long-term incentive bonus, stock option and restricted stock grants, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to Mr. Braun and cost to the Company of all perquisites and other personal benefits and the Company’s payout obligations to Mr. Braun under several potential severance scenarios.  The Committee has also reviewed a tally sheet setting forth the components described above and affixing dollar amounts to each component under the various payout scenarios.  A description of Mr. Braun’s compensation package and the Company’s severance obligations to Mr. Braun is included under “Potential Payments Upon Termination or Change-in-Control” above.  Mr. Braun served as Chairman of the Board and CEO from January 1 to June 30, 2007.  Mr. Peeler was hired and became CEO on July 1, 2007, at which time Mr. Braun relinquished his CEO title but retained his position as Chairman of the Board.

Compensation of the Chief Executive Officer

Mr. Peeler’s compensation for 2007, which is consistent with the compensation objectives expressed herein and determined in connection with his hiring, was designed to successfully recruit him to Veeco.  His package reflects compensation at his previous employer, including their efforts to retain him, and a review of the market data for CEO compensation.  The principal elements of Mr. Peeler’s compensation package include: (i) a starting base salary of $600,000; (ii) eligibility for a Management Bonus Plan award equal, at target, to 100% of his base salary and pro-rated for service during 2007; (iii) a cash-based sign-on bonus of $1,000,000 which was paid in December 2007, provided that if Mr. Peeler’s employment is terminated by the Company for “Cause” or by him without “Good Reason” (as each of those terms is defined in his employment agreement), prior to completing his first anniversary, then Mr. Peeler shall reimburse the Company for the full amount of the sign-on bonus and if his employment is terminated prior to his second anniversary, the Mr. Peeler shall reimburse the Company for one half of the sign-on bonus; (iv) eligibility for a long-term cash-based incentive with an award at target equal to 75% of base salary, pro-rated for the first year of service; (v) a restricted stock award in the amount of 150,000 shares of Veeco common stock and a stock option award to purchase 250,000 shares of Veeco common stock, each of which was granted upon his first day of employment and each award to vest over a three year period in equal annual installments; (vi) a restricted stock award in the amount of 50,000 shares of Veeco common stock and a stock option award to purchase 100,000 shares of Veeco common stock, each to be granted on the same date as annual equity awards are generally made to other eligible employees in 2008 and each award to vest over a three year period in equal annual installments; and (vii) a car allowance of $1,500 per month.  In addition, during the first year of Mr. Peeler’s employment (and prior to Mr. Peeler’s relocation to the Woodbury, New York area), the Company will reimburse Mr. Peeler’s reasonable housing and transportation expenses, including a tax gross-up for these amounts.  Such amounts, including the tax gross-up, shall not exceed $100,000.  The Company shall also reimburse Mr. Peeler an amount equal to closing costs on the sale and purchase of a home and movement/storage of household goods at such time as Mr. Peeler relocates to the Woodbury, NY area.

The Committee reviewed a tally sheet setting forth the components of compensation for Mr. Peeler, including base salary, annual and long-term incentive bonus, sign-on bonus, stock option and restricted stock grants, potential stock option and restricted stock gains, the dollar value to Mr. Peeler and cost to the Company of all perquisites and other personal benefits.  Based on its review, the Committee concluded that the Mr. Peeler’s compensation, in the aggregate, is reasonable and appropriate in light of our desire to recruit him, the stated objectives of the Company’s compensation programs and the Company’s financial and operating performance.

Financial and Tax Considerations

                In designing our compensation programs, the Company takes into account the financial impact and tax effects that each element will or may have on the Company and the executives.  Section 162(m) of the Code limits Veeco’s tax deduction to $1,000,000 per year for compensation paid to each of the NEOs, unless certain requirements are met.  The Committee’s present intention is to structure executive compensation so that it will be predominantly deductible, while maintaining flexibility to take actions which it deems to be in the best interest of Veeco and its stockholders, even if these actions may result in Veeco paying certain items of compensation that may not be fully deductible.

Conclusion

Attracting and retaining talented and motivated management and employees is essential to creating long-term shareholder value.  Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of the executive officers and other key employees with those of shareholders.  We believe that Veeco’s 2007 compensation program met these objectives.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Veeco specifically incorporates it by reference into a document file under the Securities Act or Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2007.  Based on the review and the discussions, the Committee recommended to the Board of Directors (and the Board approved), that the Compensation Discussion and Analysis be included in Veeco’s Proxy Statement for its 2008 Annual Meeting of Stockholders.

This report is submitted by the Committee.

Richard A. D’Amore

Paul R. Low (Chairman)

Roger D. McDaniel

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 7, 2008 (unless otherwise specified below) by (i) each person known by Veeco to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of Veeco, (iii) each NEO, and (iv) all executive officers and directors of Veeco as a group.  Unless otherwise indicated, Veeco believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares of Common Stock that each of them beneficially owns, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned (1)			Percentage of Total Shares
	Shares	Options	Total	Outstanding (1)
5% or Greater Stockholders:
Platinum Investment Management Limited (2)	3,214,472	—	3,214,472	10.1%
Capital Research Global Investors (3)	2,256,400	—	2,256,400	7.1%
FMR LLC (4)	1,765,100	—	1,765,100	5.5%
Barclays Global Investors, NA. & Affiliates (5)	1,662,116	—	1,662,116	5.2%

Directors:
Edward H. Braun	266,202	1,136,666	1,402,868	4.2%
Richard A. D’Amore	53,701	65,000	118,701	*
Joel A. Elftmann (6)	18,666	65,000	83,666	*
Heinz K. Fridrich	10,000	65,000	75.000	*
Douglas A. Kingsley	20,000	48,667	68,667	*
Paul R. Low	10,000	65,000	75,000	*
Roger McDaniel	10,000	51,000	61,000	*
John R. Peeler	150,000	—	150,000	*
Irwin H. Pfister	10,000	65,000	75,000	*
Peter J. Simone	10,000	20,000	30,000	*

Named Executive Officers:
John R. Peeler	150,000	—	150,000	*
Edward H. Braun	266,202	1,136,666	1,402,868	4.2%
John F. Rein, Jr.	33,763	365,000	398,763	1.2%
Robert P. Oates	41,150	97,001	138,151	*
John P. Kiernan	6,000	110,667	116,667	*
William A. Tomeo	30,000	—	30,000	*
All Directors and Executive Officers as a Group (14persons)	709,482	2,154,001	2,863,483	8.4%

*	Less than 1%.

(1)

A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of the measurement date upon the exercise of stock options. Each person’s percentage ownership is determined by assuming that stock options beneficially owned by such person (but not those owned by any other person) have been exercised.

(2)

Share ownership information is based on information contained in a Schedule 13G filed with the SEC on January 24, 2008. The address of this holder is Level 8, 7 Macquarie Place, Sydney NSW 2000, Australia.

(3)	Share ownership information is based on information contained in a Schedule 13G filed with the SEC on February 11, 2008. The address of this holder is 333 South Hope Street, Los Angeles, CA 90071.

(4)	Share ownership information is based on information contained in a Schedule 13G filed with the SEC on February 14, 2008. The address of this holder is 82 Devonshire Street, Boston, MA 02109.

(5)	Share ownership information is based on information contained in a Schedule 13G filed with the SEC on February 5, 2008. The address of this holder is 45 Fremont Street, San Francisco, CA 94105.

(6)	Includes 2,000 shares of Common Stock held by the Elftmann Family Limited Partnership, of which Mr. Elftmann is the general partner.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Veeco’s officers and directors, and persons who own more than 10% of Veeco’s common stock to file reports of ownership and changes in ownership with the SEC.  These persons are required by SEC regulations to furnish Veeco with copies of all Section 16(a) forms they file.  SEC regulations require us to identify in this proxy statement anyone who filed a required report late or failed to file a required report.  Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2007 all Section 16(a) filing requirements were satisfied on a timely basis.

VEECO INSTRUMENTS INC.

Terminal Drive

Plainview, NY 11803

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 2, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. Peeler and John F. Rein, Jr. or either of them, each with full power of substitution and re-substitution, proxies to vote at the Annual Meeting of Stockholders of Veeco Instruments Inc. (the “Company”) to be held on May 2, 2008 at 9:30 a.m. (New York City time) at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York and at all adjournments or postponements thereof, all shares of common stock of the Company which the undersigned is entitled to vote as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.

The shares represented hereby will be voted in accordance with the choices specified by the stockholder in writing on the reverse side. IF NOT OTHERWISE SPECIFIED BY THE STOCKHOLDER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE AND FOR THE OTHER MATTERS DESCRIBED ON THE REVERSE SIDE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

ANNUAL MEETING OF STOCKHOLDERS OF

VEECO INSTRUMENTS INC.

MAY 2, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” PROPOSAL 2.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE
ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN
HERE ☒

PROPOSAL 1. Election of three Class II Directors
NOMINEES:	Joel A. Elftmann	☐
	John R. Peeler	☐
	Peter J. Simone	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and fill in the box next to each nominee you wish to withhold, as shown here: ☒		FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instruction)

		☐	☐	☐

PROPOSAL 2. Ratification of the appointment of Ernst & Young LLP as independent registered public		FOR	AGAINST	ABSTAIN
accounting firm of the Company for the fiscal year		☐	☐	☐
ending December 31, 2008.

Transaction of such other business as may properly come before the Meeting or any adjournment thereof.

To change the address on your account, please check the
box below and indicate your new address in the address
space provided.  Please note that changes to the registered
name(s) on the account may not be submitted via this
method.  ☐

New address:

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If the signer is a partnership, please sign in partnership name by authorized person.